SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             SMITHFIELD FOODS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             SMITHFIELD FOODS, INC.

                         ------------------------------


                    Notice of Annual Meeting of Stockholders

                           To Be Held August 28, 1997

         As a stockholder of SMITHFIELD FOODS, INC., a Delaware corporation (the "Company"), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company to be held at the Omni Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia at 2:00 p.m., local time, on August 28, 1997, for the following purposes:

         1. To elect a Board of fourteen (14) directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified;

         2. To approve the 1998 Incentive Bonus Plan applicable to the Company's President and Chief Operating Officer;

         3.  To  approve  an  amendment   to  the   Company's   Certificate   of
Incorporation to increase the number of shares of common stock which the Company is authorized to issue to 100 million;

         4. To approve an Agreement and Plan of Reincorporation and Merger dated as of July 28, 1997 under which the Company's state of incorporation would change from Delaware to Virginia, by means of the Company's merging with and into a new Virginia corporation, also to be named Smithfield Foods, Inc., so that the stockholders of the Company would become shareholders of Smithfield Foods, Inc., a Virginia corporation.

         5. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending May 3, 1998; and

         6. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

         Only stockholders of record at the close of business on July 11, 1997 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

         We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

         Your attention is directed to the attached Proxy Statement.

                                   BY ORDER OF THE BOARD OF DIRECTORS,

                                   AARON D. TRUB
                                   SECRETARY

NORFOLK, VIRGINIA
JULY 28, 1997

                             SMITHFIELD FOODS, INC.

                                EXECUTIVE OFFICES
                         999 WATERSIDE DRIVE, SUITE 900
                             NORFOLK, VIRGINIA 23510

                         -------------------------------



                                 Proxy Statement

                                       For

                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held August 28, 1997

         The Annual Meeting of Stockholders of SMITHFIELD FOODS, INC., a Delaware corporation (the "Company"), will be held on August 28, 1997, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

         The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also request record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $5,000 plus expenses.

         Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the stockholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a stockholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. If no directions to the contrary are indicated, the persons named in the proxy will vote the shares represented thereby FOR the election of each of the named nominees for director and FOR each of the other proposals listed on the proxy card. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting.

         This Proxy Statement and the enclosed form of proxy are first being sent to the stockholders on or about July 28, 1997.

                                VOTING SECURITIES

         Only holders of record of the Company's Common Stock, par value $0.50 per share ("Common Stock"), at the close of business on July 11, 1997 (the "Record Date") have the right to receive notice of and to vote at the Annual Meeting. As of the Record Date, 18,763,681 shares of Common Stock were issued and outstanding. Each holder of record of Common Stock is entitled to one vote for each share held with respect to all matters to be voted upon at the Annual Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Meeting can elect all of the directors.

         Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. With respect to the election of directors, the 14 nominees receiving the greatest number of votes cast for the election of directors will be elected. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock will be required to act on Proposals 3 and 4. The affirmative vote by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be required to act on all other matters to come before the meeting, including Proposals 2 and 6. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have different effects on the outcome of the vote on such matter. An abstention from voting on a matter (other than the election of directors) has the same legal effect as a vote against the matter, even though the stockholder may interpret such action differently. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. Under applicable Delaware law, broker non-votes on a matter will have no effect on the outcome of the vote.


                             PRINCIPAL STOCKHOLDERS

         The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of July 11, 1997, are as follows:

                                                               Amount and Nature of
                                                               Beneficial Ownership
                                                              (Number of Shares) (1)
                                     -----------------------------------------------------------------
        Name and Address of                                                                                 Percent
          Beneficial Owner                  Direct              Other                   Total               of Class
          ----------------                  ------              -----                   -----               --------
Joseph W. Luter, III                       1,367,809           825,032   (2)          2,192,841    (2)        11.4%
   Smithfield Foods, Inc
   999 Waterside Drive,
   Suite 900
   Norfolk, VA 23510

Carroll's Foods, Inc.                      1,478,000                --                1,478,000    (3)         7.9%
   P. O. Drawer 356
   Warsaw, NC 28398

The Capital Group                                 --         1,764,400   (4)          1,764,400    (4)         9.4%
   Companies, Inc.
   333 South Hope Street
   Los Angeles, CA  90071


--------------------

         (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

         (2) Includes 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

         (3) The number of shares in the table is based upon an amended Schedule 13D, dated January 10, 1996, filed by Carroll's Foods, Inc. The reported shares are owned of record by Carroll's Swine Investment Partnership, which is a Virginia general partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. F. J. Faison, Jr., a director of the Company, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Mr. Faison disclaims beneficial ownership of the reported shares.

         (4) The number of shares in the table is based upon a Schedule 13G, dated February 12, 1997, filed by The Capital Group Companies, Inc. ("TCGCI"). TCGCI is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies, which include a bank and several investment advisers, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. TCGCI does not have investment power or voting power over any of the reported shares; however, TCGCI may be deemed to beneficially own such securities. Capital Guardian Trust Company, a bank which is a wholly-owned subsidiary of TCGCI, is the beneficial owner of 1,146,100 of the reported shares as the result of its serving as the investment manager of various institutional accounts. The remaining shares reported as being beneficially owned by TCGCI are beneficially owned by other subsidiaries of TCGCI, none of which by itself owns 5% or more of the Company's outstanding shares.



                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The persons named below have been nominated for election to the Board of Directors at the Annual Meeting. All of the nominees are currently directors and were elected at the last Annual Meeting of Stockholders. The persons elected will hold office as directors of the Company until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly executed proxies may be voted at the discretion of the persons named therein for a substitute nominee or nominees.

         The following table sets forth the names, ages, principal occupations of the nominees and other information with respect to them:


                Name -- Age -- Principal Occupation -- Other Information                        Director Since
   ----------------------------------------------------------------------------------        --------------------


JOSEPH W. LUTER, III  (58)                                                                           1975
         Chairman of the Board and Chief Executive Officer of the Company since
         May 1995; Chairman of the Board, President and Chief Executive Officer
         of the Company prior to May 1995

ROBERT L. BURRUS, JR. (62)                                                                           1996
         Partner in law firm of McGuire, Woods, Battle & Boothe, L.L.P.,
         Richmond, Virginia; Director, CSX Corporation, Heilig-Meyers
         Company, Concepts Direct, Inc., S&K Famous Brands Inc. and
         O'Sullivan Corp.

F. J. FAISON, JR. (63)                                                                               1991
         President of Carroll's Foods, Inc., Warsaw, North Carolina, a hog and
         turkey producer

JOEL W. GREENBERG (59)                                                                               1987
         Commodity Analyst, Alaron Trading Corp., Chicago, Illinois,
         commodities brokerage firm; Director, Incomnet, Inc.

CECIL W. GWALTNEY (86)                                                                               1971
         Chairman of the Board, Gwaltney Motor Company, Smithfield, Virginia

GEORGE E. HAMILTON, JR. (81)                                                                         1970
         Retired; President and Chief Operating Officer of The Smithfield Packing
         Company, Incorporated ("Smithfield Packing"), a wholly-owned subsidiary of the Company, prior to June 1994

RICHARD J. HOLLAND (71)                                                                              1978
         Chairman of the Board of The Farmers Bank, Windsor, Virginia

ROGER R. KAPELLA (55)
         President and Chief Operating Officer of Patrick Cudahy Incorporated                        1992
         ("Patrick Cudahy"), a wholly-owned subsidiary of the Company

LEWIS R. LITTLE (53)                                                                                 1993
         President and Chief Operating Officer of the Company and Smithfield
         Packing since November 1996; President and Chief Operating Officer of
         Gwaltney of Smithfield, Ltd.  ("Gwaltney"), a wholly-owned subsidiary of the Company, from May 1993 to November 1996; Executive Vice
         President of Gwaltney prior to May 1993

H. GORDON MAXWELL, III (58)                                                                          1996
         President and Chief Executive Officer of Goldsboro Milling Co., Inc.,
         Goldsboro, North Carolina, a hog and turkey producer

WENDELL H. MURPHY (58)                                                                               1991
         Chairman of the Board and Chief Executive Officer of Murphy Family
         Farms,  Inc., Rose Hill, North Carolina, a hog producer


                                                         4




                Name -- Age -- Principal Occupation -- Other Information                        Director Since
   ----------------------------------------------------------------------------------        --------------------
WILLIAM H. PRESTAGE (62)                                                                             1994
         Chairman of the Board, President and Chief Executive Officer of Prestage
         Farms, Inc., Clinton, North Carolina, a hog and turkey producer; Director,
         North Carolina Natural Gas Corporation

JOSEPH B. SEBRING (50)                                                                               1996
         President  and Chief  Operating  Officer of John  Morrell & Co.  ("John
         Morrell"),  a wholly-owned  subsidiary of the Company,  since May 1994;
         President and Chief Executive  Officer of Indiana Packers Company prior to May 1994

AARON D. TRUB (62)                                                                                   1986
         Vice President, Secretary and Treasurer of the Company

         No family relationship exists between any of the nominees for election as directors of the Company.

Nominating Procedure

         In accordance with the Company's Bylaws, a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director at the Annual Meeting only if written notice of such stockholder's intent to make such nomination has been given, either by personal delivery to the Secretary of the Company not later than the close of business on August 7, 1997, or by United States mail, postage prepaid, to the Secretary postmarked not later than August 7, 1997. Any such notice must set forth (i) the name and address of the stockholder who intends to make the nomination, (ii) the name, address and principal occupation of each proposed nominee, (iii) a representation that the stockholder is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, and (iv) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 27, 1997, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with.


           COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

         The following information with respect to beneficial ownership, as of July 11, 1997, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 10 of this Proxy Statement, and (iii) all current directors and executive officers as a group, together with their respective percentages:

                                                              Amount and Nature of
                                                              Beneficial Ownership
                                                             (Number of Shares) (1)
                                  -----------------------------------------------------------------------
                                                                                                               Percent
              Name                         Direct                Other                     Total               of Class
              ----                         ------                -----                     -----               --------

Robert L. Burrus, Jr.                          500                   --                        500                   *
F. J. Faison, Jr.                               --            1,478,000    (2)           1,478,000    (2)         7.9%
Joel W. Greenberg                            2,000                1,000    (3)               3,000    (3)            *
Cecil W. Gwaltney                           10,000                   --                     10,000                   *
George E. Hamilton, Jr.                     60,000               26,000    (4)              86,000    (4)            *
Richard J. Holland                          20,000                   --                     20,000                   *
Roger R. Kapella                            12,000               20,000    (5)              32,000    (5)            *
Lewis R. Little                              3,000                   --                      3,000                   *
Joseph W. Luter, III                     1,367,809              825,032    (6)           2,192,841    (6)        11.4%
H. Gordon Maxwell, III                          --                   --                         --                   *
Wendell H. Murphy                               --              483,500    (7)             483,500    (7)         2.6%
William H. Prestage                             --               60,000    (8)              60,000    (8)            *
Joseph B. Sebring                               --                   --                         --                   *
Timothy A. Seely                               700                   --                        700                   *
Aaron D. Trub                               42,682               99,000    (9)             141,682    (9)            *
All current directors and
   executive officers as
   a group (18 persons)                  1,545,191            3,012,532   (10)           4,557,723   (10)        23.6%

--------------------

* Less than 1% of class

         (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

         (2) Reflects 1,478,000 shares owned of record by Carroll's Swine Investment Partnership, a Virginia general partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. Mr. Faison is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Carroll's Swine Investment Partnership has sole voting power and sole dispositive power with respect to such shares. Mr. Faison disclaims beneficial ownership of such shares.

         (3) Includes 1,000 shares owned by Mr. Greenberg's spouse with respect to which Mr. Greenberg disclaims beneficial ownership.

         (4) Includes 26,000 shares owned by Mr. Hamilton's son, with respect to which Mr. Hamilton disclaims beneficial ownership.

         (5) Includes 20,000 shares subject to presently exercisable stock options.

         (6) Reflects 325,032 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 500,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 325,032 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

         (7) Reflects 483,500 shares owned by Murphy Family Farms, Inc., of which Mr. Murphy is an officer, director and the principal stockholder. Murphy Family Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

         (8) Reflects 60,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal stockholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

         (9) Includes 50,000 shares subject to presently exercisable stock options. Also includes 41,000 shares owned by Mr. Trub's spouse and 8,000 shares owned by Mr. Trub's daughter, with respect to all of which Mr.
Trub disclaims beneficial ownership.

         (10) Includes 590,000 shares subject to presently exercisable stock options.








                        BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors. The Company does not have a Nominating Committee.

         The Executive Committee is composed of Messrs. Holland, Little and Luter and, with certain limitations, exercises the power of the Board of Directors between board meetings. The Executive Committee held one meeting in fiscal 1997.

         The Audit Committee is composed of Messrs. Faison and Murphy. The principal functions of the Audit Committee are the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants, conferring with the independent public accountants selected regarding the scope of the audit and services to be performed, and reviewing the results of the independent public accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The committee held one meeting in fiscal 1997.

         The Compensation Committee is composed of Messrs. Burrus, Greenberg and Holland. The principal functions of the Compensation Committee are to administer the Company's stock option and certain other benefit plans, to review recommendations submitted to it by the Company's management with respect to the compensation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held seven meetings in fiscal 1997.

         The Board of Directors held seven meetings during fiscal 1997, including four regular meetings. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

         Directors who are not employees of the Company or any of its subsidiaries received in fiscal 1997 an annual retainer of $3,000, $500 for each board meeting attended, $500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, plus reimbursement of travel expenses incurred in connection with such attendance.

         Pursuant to an agreement which expired in June 1996, the Company compensated George E. Hamilton, Jr., a director of the Company and the retired President and Chief Operating Officer of Smithfield Packing, for consulting services provided to the Company at a rate of approximately $4,800 per week. The Company paid Mr. Hamilton $28,846 for consulting services provided under such agreement during fiscal 1997.


                             EXECUTIVE COMPENSATION

         The table below sets forth, for the fiscal years ended April 27, 1997, April 28, 1996 and April 30, 1995, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who, at April 27, 1997, were the Company's Chief Executive Officer and the next four highest compensated executive officers (collectively, the "Named Executive Officers").


                                            SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                         ANNUAL COMPENSATION (1)            AWARDS
                                                     -------------------------------- -----------------

                                                                                          SECURITIES
                                                                                          UNDERLYING         ALL OTHER
              NAME AND                   FISCAL          SALARY            BONUS         OPTIONS/SARS       COMPENSATION
          PRINCIPAL POSITION              YEAR             ($)              ($)              (#)                ($)
-------------------------------------  ----------    ---------------   -------------   ----------------  -------------------

Joseph W. Luter, III                      1997               420,000        1,400,078                 --          2,019 (2)
   Chairman of the Board                  1996               420,000          402,786                 --                 --
   and Chief Executive Officer            1995               420,000          807,298                 --                 --
   of the Company

Lewis R. Little                           1997               355,385          724,635             35,000                 --
   President and Chief                    1996               270,000          190,555                 --                 --
   Operating Officer of the               1995               270,000          234,424                 --                 --
   Company and Smithfield
   Packing

Joseph B. Sebring                         1997               400,000          344,103                 --                 --
   President and Chief                    1996               138,402          100,000             20,000                 --
   Operating Officer of                   1995                    --               --                 --                 --
   John Morrell

Timothy A. Seely                          1997               194,615          290,501                 --                 --
   President and Chief                    1996               120,000           95,278                 --                 --
   Operating Officer of                   1995               120,000          117,212                 --                 --
   Gwaltney

Roger R. Kapella                          1997               157,500          266,257                 --                 --
   President and Chief                    1996               157,500          217,985                 --                 --
   Operating Officer of                   1995               157,500          256,466                 --                 --
   Patrick Cudahy
------------------

         (1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits is not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

         (2) Reflects the economic benefit to Mr. Luter of the portion of the premiums paid by the Company under a split dollar life insurance agreement between the Company and an irrevocable trust established by Mr. Luter. This arrangement is designed so that if certain assumptions made as to investment performance, continuation of the agreement and other factors are realized, the Company will fully recover all such premiums upon the earlier of Mr. Luter's death or the termination of the agreement. However, the arrangement includes a compensatory element attributable to the Company's costs for advancing the premiums. The benefit for fiscal 1997 was determined by calculating the time value of money (using the applicable short term federal funds rate) of the premiums paid by the Company through April 27, 1997 for the period commencing on the date the premiums were paid until April 27, 1997. Under the terms of the agreement, the Company may terminate the agreement and request a refund of the premiums paid at any time upon giving written notice to the trust. The Company has been granted a security interest in the cash surrender value and death benefits of the life insurance policies equal to the sum of all premiums paid by the Company.

         The following table sets forth additional information concerning individual grants of stock options made under the 1992 Plan during the last completed fiscal year to any of the Named Executive Officers:

                                        Option Grants In Last Fiscal Year

                                                                                                    POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                              RATES OF STOCK PRICE
                                                                                                  APPRECIATION
                                      INDIVIDUAL GRANTS                                        FOR OPTION TERM(1)
-----------------------------------------------------------------------------------       -----------------------------
                                              % OF
                                              TOTAL
                                             OPTIONS
                                           GRANTED TO     EXERCISE
                             OPTIONS        EMPLOYEES      OR BASE
                            GRANTED(2)      IN FISCAL       PRICE      EXPIRATION              5%             10%
NAME                           (#)            YEAR         ($/SH)         DATE                 ($)            ($)
------------------------- -------------- --------------- ----------- --------------       ------------- ---------------

Lewis R. Little                   35,000           43.8%      $32.94      12/2/06              $724,998      $1,837,286

----------------

(1) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) The options awarded to Mr. Little were granted on December 2, 1996, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

         The table below sets forth information with respect to option exercises during fiscal 1997 and the number and value of options held at April 27, 1997 by each of the Named Executive Officers.

                              Aggregated Option\SAR Exercises in Last Fiscal Year and
                                     Fiscal Year-End Unexercised Option Values



            (A)                    (B)               (C)                    (D)                        (E)

                                                                         NUMBER OF
                                                                        SECURITIES                  VALUE OF
                                                                        UNDERLYING                 UNEXERCISED
                                                                        UNEXERCISED              IN-THE-MONEY(2)
                                                                      OPTIONS\SARS AT            OPTIONS\SARS AT
                                                                        FY-END (#)                 FY-END ($)

                           SHARES ACQUIRED         VALUE(1)            EXERCISABLE/               EXERCISABLE/
           NAME            ON EXERCISE (#)       REALIZED ($)          UNEXERCISABLE              UNEXERCISABLE
-------------------------- ------------------ ------------------ ------------------------- ---------------------------

Joseph W. Luter, III             --                           --         500,000 / 100,000     $20,125,000 /$2,531,200

Lewis R. Little                          --                   --               0 / 100,000             $0 / $2,185,575

Joseph B. Sebring                        --                   --                0 / 20,000                $0 / 422,500

Timothy A. Seely                 --                           --                0 / 10,000               $0 / $283,125

Roger R. Kapella                36,000                $1,086,750           20,000 / 35,000         $805,000 / $885,920


----------------

(1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively. In each case, fair market value has been based on the last sales price of the Common Stock as reported by The Nasdaq Stock Market on the relevant date.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

         The Compensation Committee (the "Committee") believes strongly that corporate performance and, in turn, stockholder value depend to a significant extent on the establishment of a close alignment between the financial interests of stockholders and those of the Company's employees, including its senior managers. Accordingly, the Committee and the Company adhere both in principle and in practice to the concept of pay-forperformance. The Company relies heavily on incentive compensation programs to motivate employees. These programs are variable and closely tied to corporate, business unit and/or individual performance, and place "at risk" a major portion of executive compensation in a manner that encourages a sharp and continuing focus on building stockholder value. The Company encourages executives to hold significant amounts of Company stock, and in part the compensation programs are designed to accomplish that objective.

Components of the Compensation Program

         Senior management compensation at the Company includes two components: first, a base salary, and second, short- and long-term incentive compensation programs, both cash and non-cash, that are tied to the financial performance of the Company or certain of its subsidiaries.

         Base salaries are generally established at the minimum levels believed by the Committee to be necessary to attract and retain a highly efficient management group when considered along with the performance-based components of the program. Except in the case of executive officers who assumed significant new responsibilities, the base salaries of the Chief Executive Officer and the Company's other executive officers have remained basically unchanged since fiscal 1992.

         A cash bonus is the principal short-term incentive. Bonus awards for most executive officers are calculated pursuant to formulas based on pre-tax income, either on a consolidated basis or for a particular subsidiary, as the Committee finds most appropriate, and are subject to adjustment based on the officer's individual performance. Bonus awards for the remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and Chief Operating Officer and reviewed by the Committee, with consideration given to the Company's financial performance measured principally in terms of its pre-tax income. Consistent with the Committee's policy that a major portion of executive compensation be "at risk," bonus awards for executive officers in recent years have ranged from 18% to 77% of an executive officer's total cash compensation depending on Company, relevant subsidiary and individual performance. Bonus awards for fiscal 1997 averaged approximately 65% of the total cash compensation paid to all executive officers as compared to 43% in fiscal 1996 and 54% in fiscal 1995.

         Long-term incentives are provided by stock options, awarded from time to time, whose ultimate value to the employee is tied to the market price of the Company's Common Stock. The Company's stock option program ties the employee's economic interests directly to those of the stockholders. In recommending the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants as well as a subjective evaluation of the employee's potential contribution to the Company's future success. During fiscal 1997, four eligible employees (including one executive officer) were awarded stock options to acquire a total of 80,000 shares of Common Stock.

CEO Compensation

         The Committee determined the compensation of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, for fiscal 1997 in accordance with the guidelines described above. Consistent with the Committee's policy that a major part of each executive officer's compensation be performance-based, and therefore at risk, Mr. Luter's base salary has remained basically unchanged since fiscal 1992.

         Mr. Luter's bonus award for fiscal 1997 was determined pursuant to the 1994 Incentive Bonus Plan approved by stockholders, under which he was entitled to 1% of the first $15 million of the Company's fiscal 1997 net income before income taxes, incentive payments due to executives and accounting for minority interests, and 2% of such net income in excess of $15 million. Mr. Luter's bonus represented approximately 77% of his total cash compensation. No stock options were awarded to Mr. Luter during fiscal 1997.

Administration of Compensation Programs

         Messrs. Burrus, Greenberg and Holland, none of whom has been or is an officer or employee of the Company, are the members of the Committee. The Committee principally formulates compensation policies and reviews recommendations submitted to it by management with respect to the cash and non-cash compensation of the officers of the Company and its subsidiaries, as well as of Company directors. The Committee then makes specific recommendations on an annual basis to the Board of Directors. The Board of Directors has never modified or rejected in any material way any recommendation of the Committee.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted in 1993, imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is currently the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the section 162(m) limitation as necessary to maximize the deductibility of executive compensation.

        Robert L. Burrus, Jr.      Joel W. Greenberg       Richard J. Holland


                                PERFORMANCE GRAPH

         The graph below presents a comparison of the Company's five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the NASDAQ Market Value Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on May 3, 1992 and that dividends were reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           OF COMPANY, PUBLISHED INDUSTRY INDEX AND BROAD MARKET INDEX



COMPANY                    1992      1993       1994       1995       1996       1997
-------                    ----      ----       ----       ----       ----       ----
SMITHFIELD FOODS INC.       100      89.15     148.84     141.09     182.95     300.00
INDUSTRY INDEX              100     102.72     118.67     147.31     173.84     231.17
BROAD MARKET                100     119.48     134.11     146.43     204.40     217.88




                                  PENSION PLAN

         The Company, Gwaltney, Patrick Cudahy, Smithfield Packing and Brown's of Carolina, Inc. maintain a qualified non-contributory pension plan covering their salaried and non-union-eligible hourly employees (the "Company Plan"). A similar plan covers salaried and non-union-eligible hourly employees of John Morrell (the "John Morrell Plan").

         The Company Plan provides for retirement benefits which are a function of each participant's average earnings during his highest five calendar years of employment and his aggregate years of service with certain companies in the Company's controlled group. Subject to the qualified plan limits in the Code, all compensation paid to a participant within a calendar year is included in determining average earnings used to calculate pension benefits. These benefits are calculated by applying a certain percentage to the average earnings up to a given level (based on the participant's year of birth) and a higher percentage to the average earnings above this level and then multiplying the sum by the years of service. This method of calculation has the effect of coordinating the benefits provided by the qualified pension plan with those provided by Social Security.

         The John Morrell Plan provides for retirement benefits which are a function of each participant's average earnings during his highest five calendar years of employment and his years of service with John Morrell. Subject to the qualified plan limits in the Code, all compensation paid to a participant within a calendar year is included in determining average earnings used to calculate pension benefits. These benefits are calculated by applying a certain percentage to the average earnings multiplied by the years of service and subtracting 50% of the estimated Social Security Benefits. This method of calculation has the effect of coordinating the benefits provided by the qualified pension plan with those provided by Social Security.

         The following tables indicate the estimated annual benefits payable upon retirement at age 65 in 1997 to participants in the Company Plan and the John Morrell Plan, based on the specific remuneration and years of service classifications set forth below.

                                                   Company Plan

   AVERAGE EARNINGS
   DURING PARTICIPANT'S
   HIGHEST FIVE CALENDAR                         SELECTED YEARS OF SERVICE
   YEARS (1)-(4)                     15           20          25            30          35

      $120,000                   $26,644      $35,525      $44,407       $53,288      $62,169
        160,000                   34,804       46,405       58,007        69,608       81,209
        200,000                   36,247       48,449       60,651        72,854       85,056
        240,000                   42,732       57,637       72,541        87,446      102,351
        280,000                   48,417       65,690       82,963       100,237      117,510
        320,000                   48,541       65,866       83,191       100,516      117,841
        360,000                   48,541       65,866       83,191       100,516      117,841


                                                 John Morrell Plan

   AVERAGE EARNINGS
   DURING PARTICIPANT'S
   HIGHEST FIVE CALENDAR                         SELECTED YEARS OF SERVICE
   YEARS (1)-(3)                     15           20          25            30          35

      $120,000                   $27,626      $36,835      $46,044       $46,044      $46,044
        160,000                   38,426       51,235       64,044        64,044       64,044
        200,000                   38,426       51,235       64,044        64,044       64,044
        240,000                   38,426       51,235       64,044        64,044       64,044
        280,000                   38,426       51,235       64,044        64,044       64,044
        320,000                   38,426       51,235       64,044        64,044       64,044
        360,000                   38,426       51,235       64,044        64,044       64,044

         (1) The maximum annual retirement benefit is $125,000 for benefits commencing in 1997 at age 65. The maximum amount is subject to annual cost-of-living adjustments.

         (2) The remuneration covered by the plan is the remuneration paid during the calendar year, whereas the remuneration reported in the summary compensation table is the remuneration paid for the fiscal year ended April 27, 1997.

         (3) In accordance with federal pension law, annual compensation in excess of $150,000 (for 1994, 1995 and 1996) and $160,000 (for 1997) cannot be considered when calculating a qualified pension benefit. However, benefits accrued through December 31, 1993, may have been based on higher compensation.

         (4) A new benefit formula became effective January 1, 1995. However, benefits accrued through December 31, 1994 under the old benefit formula are not reduced.

         As of April 27, 1997, Messrs. Luter, Little, Seely and Kapella are credited with 30, 34, 4 and 12 years of service, respectively, under the Company Plan and Mr. Sebring is credited with 3 years of service under the John Morrell Plan. The benefits shown in the tables are not subject to any reduction for benefits paid from other sources, including Social Security.


                               OTHER TRANSACTIONS

         Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, is an officer, director and the owner of 81% of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. The Company sold $266,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1997. The sales to Luter Packing Company were made by the Company in the ordinary course of its business, and in the opinion of the Company's management, the terms of those transactions were as favorable to the Company as those made to unaffiliated parties. In addition, Gwaltney purchased $12,722,000 of comminuted chicken meat for use in its frank and bologna products from a company 48% of the capital stock of which is owned by Mr. Luter's three adult children. The Company believes that the terms under which Gwaltney made such purchases were as advantageous to Gwaltney as those Gwaltney would have received from any other comminuted chicken meat producer.

         Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50% interest, for the production of hogs for the Company's pork processing plants. The arrangements involve, inter alia, (i) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately $465,000 per year, and (ii) advances by B&G to Brown's of cash for working capital. Working capital advances totaling $1,430,000 were outstanding as of April 27, 1997. All profits and losses from the hog production operations are shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of the Company's lending banks. The Company purchased $6,439,000 of live hogs from B&G in fiscal 1997 and anticipates about the same volume of business in fiscal 1998. The Company believes that the terms of the foregoing arrangements are no less favorable to the Company than if entered into with unaffiliated parties.


         F. J. Faison, Jr., a director of the Company, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). The Company has arrangements with CFI and its affiliates for production of hogs for the Company's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of the Company, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) contracts between the Company and CFOV and CFI which obligate the Company to purchase hogs produced by CFOV and CFI. Substantially all revenues of the Smithfield-Carroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were $8,227,000 in fiscal 1997 and are expected to be the same amount or slightly less in fiscal 1998. Pursuant to the purchase agreements, the Company purchased $93,049,000 and $269,499,000 of live hogs from CFOV and CFI, respectively, in fiscal 1997 and anticipates a greater volume of business under these agreements in fiscal 1998.
 The Company believes that the prices paid under the purchase agreement with CFI are equivalent to market.

The purchase agreement with CFOV results in decreased raw material costs to the Company during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in decreased raw material costs to the Company (as compared to market costs) of $5,245,000 in fiscal 1997 compared to decreased raw material costs of $2,617,000 in fiscal 1996.

         Wendell H. Murphy, a director of the Company, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Family Farms, Inc. ("MFF"), a hog producer located in Rose Hill, North Carolina. The Company has a contract with MFF which obligates the Company to purchase hogs finished by MFF in the Southeast. Pursuant to the purchase agreement, the Company purchased $433,861,000 of live hogs from MFF in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFF are equivalent to market.

         William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. The Company has a contract with PFI which obligates the Company to purchase hogs produced by PFI in the states of Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $182,576,000 of live hogs from PFI in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with PFI are equivalent to market.

         Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of the Company, has entered into a joint hog production arrangement with three companies to produce hogs in the state of Utah for sale to an unrelated party. The other companies participating in the joint hog production arrangement are
(i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of the Company, is the president and a director, (ii) West Isle Partners, Inc., of which Wendell H. Murphy, a director of the Company, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and (iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of the Company, is the president and a director and Mr. Prestage and his wife are the sole stockholders. As of April 27, 1997, Smithfield-Utah had contributed a total of $12,673,000 to the arrangement and had a 33% interest in its profits or losses. The Company believes that the terms of the joint arrangement are no less favorable to the Company than if entered into with unaffiliated parties.

         Cecil W. Gwaltney, a director of the Company, is chairman of the board of Gwaltney Motor Company ("GMC"), which was paid $677,000 by the Company in fiscal 1997 for automotive equipment and parts, and maintenance and leasing services. The Company leases substantially all of its automobiles under three-year leases arranged by GMC. As of April 27, 1997, the Company was obligated to make a total of $676,000 in future lease payments under such leases in effect on that date. The Company believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

         In December 1995, the Company issued 1,094,273 shares of its Common Stock to Chiquita in a private transaction (the "Chiquita Shares"). On that date, the Company acquired from Chiquita all of the outstanding capital stock of its then subsidiary, John Morrell, for a total purchase price of $58 million, consisting of $25 million in cash and the issuance of the Chiquita Shares. Pursuant to a registration rights agreement between Chiquita and the Company entered into as a part of the December 1995 transaction (the "Registration Rights Agreement"), in April 1996, Chiquita requested that the Company file a registration statement registering the Chiquita Shares for resale. The costs of registering the Chiquita Shares (which costs were borne by the Company) were approximately $100,000.

         H. Gordon Maxwell, III, a director of the Company, is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"), a hog producer located in Goldsboro, North Carolina. The Company has a contract with MFI which obligates the Company to purchase hogs produced by MFI in the State of North Carolina. Pursuant to the purchase agreement, the Company purchased $109,470,000 of live hogs from MFI in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFI are equivalent to market. In addition, Mr. Maxwell is a stockholder of a corporation which owns a controlling interest in Carolina Turkeys, Inc. ("CTI"). During fiscal 1997, the Company purchased $971,000 of comminuted chicken meat from CTI. The Company believes that the terms under which it made such purchases were as advantageous to the Company as those it would have received from any other comminuted chicken meat producer.

Compensation Committee Interlocks and Insider Participation

         Robert L. Burrus, Jr., a director of the Company and a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which has provided legal services to the Company on a regular basis since 1985.


                                   PROPOSAL 2

                      APPROVAL OF 1998 INCENTIVE BONUS PLAN

Introduction

         On June 13, 1997, a sub-committee of the Compensation Committee adopted the 1998 Incentive Bonus Plan applicable to the Company's President and Chief Operating Officer, subject to approval by the Company's stockholders. The purpose of the plan is to provide any person serving as the Chief Operating Officer with incentive bonuses that are related to and measured by the Company's financial performance. The plan is intended to satisfy the statutory requirements under section 162(m) of the Code for performance-based compensation so that the amounts paid thereunder will not be subject to the $1 million limitation on the amount of the Chief Operating Officer's annual compensation income which may be deducted by the Company. If approved by the stockholders, the plan will be applicable to fiscal years beginning on and after April 28, 1997, unless and until terminated by the Board of Directors. Similar incentive bonus plans applicable to the Company's Chairman and Chief Executive Officer and the Company's former President and Chief Operating Officer were adopted by the Compensation Committee and approved by the Company's stockholders in 1994 and 1996, respectively.

Description of the Plan

         The Incentive Bonus Plan establishes a linkage between the cash bonus awards to the Chief Operating Officer and the Company's financial performance. For the fiscal year ending May 3, 1998, and each fiscal year thereafter, until the plan is terminated or the sub-committee changes the threshold and percentage requirements for receipt of a bonus payment, the Chief Operating Officer will be entitled to receive 1% of the Company's net income before income taxes, incentive payments due to executives and accounting for minority interests (the "Bonus Base"). If a person is elected or appointed to serve as Chief Operating Officer after the beginning of a fiscal year for which an award is otherwise payable, the amount of the award will be equal to 1% of the Bonus Base for the period commencing on the date such person assumes office and ending on the last day of such fiscal year, unless such person assumes office within 90 days after the beginning of the fiscal year and no award is to be paid under the plan to any person previously serving in such office with respect to any portion of such fiscal year, in which case the amount of the award will equal 1% of the Bonus Base for the entire fiscal year.

Payment of Awards

         Before any award may be paid pursuant to the Incentive Bonus Plan, the sub-committee must certify that the performance goals have been achieved and any other requirements of the plan have been satisfied.

If the Chief Operating Officer's employment is terminated before the last day of the fiscal year because of death, disability, retirement, or by the Company without cause, the Chief Operating Officer will be entitled to receive a bonus computed as though the date the event occurred were the last day of the fiscal year. If termination of employment occurs for cause or voluntarily by the Chief Operating Officer (other than due to disability or retirement), no award will be paid.

Administration

         The Incentive Bonus Plan will be administered by a sub-committee of the Compensation Committee consisting of the members of the Compensation Committee who are "outside directors" as that term is defined in section 162(m) of the Code, unless otherwise determined by the Board of Directors. The sub-committee has the authority to establish performance goals and targets under the plan and may reduce the amount of, or eliminate entirely, any award if the sub-committee determines it is in the best interests of the Company to do so.

Amendment and Termination

         The Board of Directors may amend or terminate the plan at any time as it deems appropriate; provided that (i) no amendment or termination of the plan after the end of a fiscal year or other period for which an award is payable may increase the award for the period just ended, and (ii) to the extent required to meet the requirements under section 162(m) of the 1986 Code for performance-based compensation, any amendment that makes a material change to the plan must be approved by the Company's stockholders. The Board of Directors is specifically authorized to amend the plan as necessary or appropriate to comply with section 162(m) of the Code and the regulations issued thereunder.

Federal Income Tax Consequences

         The executive will not incur federal income tax until a payment is made and will include the amount received in his gross income as compensation income in the year received.

         The Company will usually be entitled to a business expense deduction in the amount that the executive recognizes compensation income. As previously discussed, the plan is intended to satisfy the statutory requirements under section 162(m) of the Code for performance-based compensation. If for any reason the plan or the administration thereof is determined not to meet such requirements for any fiscal year, any cash award paid under the plan for that year will be subject to the $1 million limit on deductibility.

Recommendation

         The Board of Directors recommends a vote FOR the proposed Incentive Bonus Plan.

                                   PROPOSAL 3

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE THE NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

         The Board of Directors has unanimously approved, and recommends to the stockholders that they adopt, an amendment to the Company's Certificate of Incorporation that would increase the authorized Common Stock from 25 million to 100 million shares. This amendment is presented for consideration by the stockholders separate from the Reincorporation proposed in Proposal 4 below, which in and of itself does not provide for an increase in any authorized capital stock. If both Proposals 3 and 4 receive the required approval of stockholders, the Company will effect both Proposal 3 and Proposal 4, subject to the conditions described therein, as described further below. Accordingly, in the discussion below concerning Proposal 3, references to the Company, its Board of Directors and to the Company's capital stock shall be deemed to include Smithfield Foods Virginia (as defined under Proposal 4 below), its board of directors and its capital stock, in the event that both Proposal 3 and Proposal 4 receive the required approval of stockholders and are implemented.

         Of the 25 million currently authorized shares of Common Stock, as of July 11, 1997, 19,200,681 shares have been issued (including 437,000 treasury shares) and 1,885,000 shares are reserved for issuance under the Company's stock option plans. This leaves a balance of 3,914,319 authorized but unissued shares of Common Stock available and unreserved for future use. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

Purpose and Effect of Proposal 3

         The Board of Directors believes that an increase in the number of shares of authorized Common Stock as contemplated by Proposal 3 would benefit the Company and its stockholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock splits or dividends, issuances of shares in connection with employee benefit programs and other general corporate purposes. While the currently authorized shares are sufficient to provide for the Company's present needs, having such authorized shares available for issuance in the future would give the Company greater flexibility to respond to future developments and a variety of possible transactions and allow Common Stock to be issued without the expense and delay of a meeting of special stockholders. The Company has no current plans to issue shares of additional capital stock, nor are there any present plans or arrangements with respect to the issuance of the increased authorized shares.

         Unless otherwise required by applicable law or regulation, the additional shares of Common Stock will be issuable without further authorization by vote or consent of the stockholders and on such terms and for such consideration as may be determined by the Board of Directors, although certain large issuances of shares might require stockholder approval in accordance with requirements of The Nasdaq Stock Market.

         The Board of Directors could use the additional shares of Common Stock to discourage an attempt to change control of the Company. However, the Board of Directors has no present intention of issuing any shares of Common Stock for such purpose, and Proposal 3 is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company. The Company's larger number of authorized shares of Common Stock could be used by the Board of Directors to impede persons seeking to gain control of the Company if the Board of Directors considered the actions of such person not to be in the best interests of the stockholders of the Company. However, the Company already has 3,914,319 authorized but unissued shares of Common Stock, as well as preferred stock, that could be used for the same purpose. For example, the issuance of additional authorized shares of capital stock in general could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The issuance of additional capital stock, whether or not in connection with a contest for control, would in most cases dilute the voting power of each stockholder and might dilute earnings and book value on a per share basis. A large number of shares of capital stock also could be privately placed with purchasers friendly to the Company in opposing a hostile takeover bid. In any such situation, each director of the Company would be required to discharge his duties in accordance with his good faith business judgment of the best interests of the Company and its stockholders.

Vote Required

         Adoption of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

Recommendation

         The Board of Directors recommends a vote FOR the proposed Amendment.


                                   PROPOSAL 4

                                   APPROVAL OF
                AGREEMENT AND PLAN OF REINCORPORATION AND MERGER

Description of the Agreement

         The Board of Directors of the Company has approved the proposed Agreement and Plan of Reincorporation and Merger dated as of July 28, 1997 (the "Agreement") between the Company and Smithfield Foods Virginia, Inc., a Virginia corporation ("Smithfield Foods Virginia"), whereby a reincorporation in Virginia would be accomplished by merging the Company into Smithfield Foods Virginia and converting each share of Company Common Stock into one share of Smithfield Foods Virginia Common Stock. Smithfield Foods Virginia has recently been organized at the direction of the Company to facilitate the Reincorporation, and upon such reincorporation the full name of the surviving corporation shall become Smithfield Foods, Inc. The mailing address of Smithfield Foods Virginia's executive offices is the same as the Company's. As successor to the Company, such corporation will continue to conduct business as the Company presently conducts it, with the same directors, officers and personnel. Following the Reincorporation, the Company's subsidiaries will continue to operate under their present names and will conduct business in the same manner as at present, with the same directors, officers and personnel. The full text of the Agreement is attached hereto as Exhibit A, and stockholders of the Company are urged to read it carefully.

No Surrender of Stock Certificates

         After the effective date of the Reincorporation (as further defined hereinafter, the "Effective Date"), certificates that represent shares of Company Common Stock will automatically represent the same number of shares of Smithfield Foods Virginia Common Stock.

         STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES.

         All Smithfield Foods Virginia Common Stock issued as a result of the Reincorporation will be deemed issued as of the Effective Date. After the Effective Date, stockholders of the Company will be entitled to vote the number of shares of Smithfield Foods Virginia Common Stock into which their shares of Company Common Stock have been converted.

Reasons for the Reincorporation

         The principal reason for the Reincorporation is to avoid the Delaware franchise tax. Currently, the Company's Delaware franchise tax is $107,000 per year and would increase to $150,000 per year if the Company's authorized shares of Common Stock were increased to 100 million shares as proposed in Proposal 3 above. By reincorporating in Virginia, the annual fee payable by Smithfield
Foods Virginia would be a maximum of $850, regardless of the number of authorized shares.

         The Company does not expect that the Reincorporation will have any impact on its operations or the operations of its business.

Effect on Stock Options

         At the effective date, the stock options of the Company, by virtue of the Reincorporation, will become stock options of Smithfield Foods Virginia. Stock options with respect to shares of Company Common Stock granted and outstanding prior to consummation of the Reincorporation will automatically become options to purchase the same number of shares of Smithfield Foods Virginia Common Stock upon consummation of the Reincorporation, upon identical terms and conditions and for an identical price, and Smithfield Foods Virginia will assume all of the Company's obligations with respect to such outstanding options.

         Upon consummation of the Reincorporation, all rights to purchase, sell or receive Company Common Stock and all rights to elect to make payment in Company Common Stock under any agreement between the Company and any director, officer or employee thereof or under any other stock or option plan or program of the Company shall automatically, by operation of law, be converted into and shall become an identical right to make payment in Smithfield Foods Virginia Common Stock under any such agreement between the Company and any director, officer or employee thereof or under such plan or program of the Company.

         It is intended that all other employee benefit plans of the Company and the employment arrangements with executive officers will be unchanged by the Reincorporation.

Market for Common Stock

         The Company Common Stock is traded in the national over-the-counter market and is authorized for quotation on The Nasdaq National Market under the symbol "SFDS." As of July 11, 1997, there were 1,160 record holders of the Common Stock. Because Smithfield Foods Virginia is a newly formed corporation and there is currently no established trading market for its securities, no information can be provided as to historical market prices for Smithfield Foods Virginia Common Stock. Upon the Effective time, such shares would, like Company Common Stock, be traded in the national over-the-counter market and be authorized for quotation on the Nasdaq National Market under the symbol "SFDS".

         The following table sets forth, for the fiscal periods indicated, the highest and lowest sales prices of the Company Common Stock on The Nasdaq National Market.


                                                        Range of Sales Prices
                                                        ---------------------

                                                        High            Low
                                                        ----            ---
Fiscal year ended April 28, 1996

         First quarter............................     $24.25         $19.50

         Second quarter...........................      27.00          19.75

         Third quarter............................      32.75          24.75

         Fourth quarter...........................      31.06          25.25

Fiscal year ended April 27, 1997

         First quarter............................      30.00          24.25

         Second quarter...........................      32.50          23.25

         Third quarter............................      38.62          28.50

         Fourth quarter...........................      49.50          32.37


Anticipated Dividend Policy

         The Reincorporation is not expected to affect dividend policy. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, the terms of certain of the Company's debt agreements prohibit the payment of cash dividends on the Common Stock. The payment of cash dividends, if any, will be made only from assets legally available for that purpose, and will depend on the Company's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the board of directors. Holders of Smithfield Foods Virginia Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of Smithfield Foods Virginia out of funds legally available therefor.

Resales of Smithfield Foods Virginia Stock

         Smithfield Foods Virginia Common Stock to be issued to stockholders of the Company in connection with the Reincorporation will be freely transferable by those stockholders not deemed to be "affiliates" of Smithfield Foods Virginia or the Company. Affiliates are generally defined as persons who control, are controlled by, or are under common control with Smithfield Foods Virginia or the Company.

         As is currently the case with respect to the Company and its Common Stock, shares of Smithfield Foods Virginia Common Stock acquired by a person who is an affiliate of Smithfield Foods Virginia will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Under Rule 144, each affiliate of Smithfield Foods Virginia who complies with the conditions of Rule 144 (including those that require the affiliate's sales to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Smithfield Foods Virginia Common Stock or (ii) the average weekly trading volume in such shares during the preceding four calendar weeks. The ability of affiliates to resell shares of Smithfield Foods Virginia Common Stock received in the Reincorporation under Rule 144 will be subject to Smithfield Foods Virginia having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates would be permitted to resell Smithfield Foods Virginia Common Stock received in the Reincorporation pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements.

Anticipated Effective Date

         If the holders of a majority of the outstanding shares of the Company approve the Agreement, it will become effective upon satisfaction of certain conditions. When the Virginia State Corporation Commission and the Secretary of State of Delaware each has issued a Certificate of Merger, the Reincorporation will become effective (the "Effective Date"). Subject to receipt of any requisite administrative approvals and the satisfaction of all other conditions of the Reincorporation, the parties believe the Reincorporation will be effective on or before September 30, 1997.

Abandonment or Amendment of the Agreement

         Consummation of the Reincorporation is subject to certain conditions as specified in the Agreement, including obtaining the required approval of stockholders. The Agreement may be abandoned by the affirmative vote of a majority of the Board of Directors of either the Company or Smithfield Foods Virginia, whether or not the stockholders of the Company or Smithfield Foods Virginia have cast their votes with regard thereto. The Agreement may be amended by the mutual consent of the respective Boards of Directors of the Company and Smithfield Foods Virginia upon approval of the amendment by a majority of the directors of each Board. However, the consideration to be received by holders of Company Common Stock cannot be changed after such stockholders have approved the Agreement.

Accounting for the Transaction

         Upon consummation of the Reincorporation, the historical financial statements of the Company will become the historical financial statements of Smithfield Foods Virginia. Total stockholders' equity will be unchanged as a result of the Reincorporation.

Federal Income Tax Consequences

         The following is a discussion of certain federal income tax considerations that may be relevant to holders of Company Common Stock who receive Smithfield Foods Virginia Common Stock in exchange for their Company Common Stock as a result of the proposed Reincorporation. No state, local, or foreign tax consequences are addressed herein.

         This discussion does not address all of the federal income tax consequences of the Reincorporation that may be relevant to particular Company stockholders, such as dealers in securities, or those Company stockholders who acquire their shares upon the exercise of stock options. Further, this discussion does not address the tax consequences to holders of options or warrants to acquire Company Common Stock. In view of the varying nature of such tax considerations, each stockholder is urged to consult his or her own tax advisor as to the specific tax consequences of the proposed reincorporation, including the applicability of federal, state, local, or foreign tax laws.

         Subject to the limitations, qualifications and exceptions described herein, and assuming the Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the following federal income tax consequences generally should result:

                  (a) No gain or loss should be recognized by holders of Company Common Stock upon receipt of Smithfield Foods Virginia Common Stock pursuant to the Reincorporation;

                  (b) The aggregate tax basis of Company Common Stock received by each stockholder in the Reincorporation should be equal to the aggregate tax basis of Company Common Stock surrendered in exchange therefor; and

                  (c) The holding period of Company Common Stock received by each stockholder of the Company should include the period for which such shareholder held Company Common Stock surrendered in exchange therefor, provided such Company Common Stock was held by the shareholder as a capital asset at the time of Reincorporation.

                  (d) The Company should not recognize gain or loss for federal income tax purposes as a result of the Reincorporation, and Smithfield Foods Virginia should succeed to the federal income tax attributes of the Company.

         The Company has not requested a ruling from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Reincorporation under the Code. The company will, however, receive an opinion from its legal counsel, McGuire, Woods, Battle & Boothe, L.L.P., substantially to the effect that the Reincorporation will qualify as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion"). The Tax Opinion will neither bind the IRS nor preclude it from asserting a contrary position, and will be subject to certain assumptions and qualifications, including representations made by the Company and Smithfield Foods Virginia. The Company believes the Reincorporation will constitute a tax-free reorganization under
Section 368(a) of the Code.

No Rights of Dissenting Stockholders

         Pursuant to applicable Delaware law, the proposed Reincorporation does not give rise to any appraisal or dissenter's rights.

Differences in Rights of Stockholders

         Descriptions of the Company's capital stock and Smithfield Foods Virginia's capital stock are contained herein under the headings "- Description of Company Capital Stock" and "- Description of Smithfield Foods Virginia Capital Stock," respectively.

         As a result of the Reincorporation, holders of the Company Common Stock, whose rights are presently governed by Delaware law and the Certificate of Incorporation and Bylaws of the Company would become stockholders of Smithfield Foods Virginia, a Virginia corporation. Accordingly, their rights would be governed by Virginia law and the Articles of Incorporation and Bylaws of Smithfield Foods Virginia.

         The following discussion is a summary of the material differences in the rights of stockholders and is not intended as a complete description of all of the provisions in the Articles of Incorporation and Bylaws of Smithfield Foods Virginia that may affect the rights of stockholders. The Articles of Incorporation of Smithfield Foods Virginia, attached hereto as Exhibit B, are incorporated herein by reference and should be carefully reviewed.

         Capital  Stock.  The  Articles of  Incorporation  of  Smithfield  Foods
Virginia authorize the issuance of 25 million shares of Smithfield Foods Virginia Common Stock and 1 million shares of Smithfield Foods Virginia Preferred Stock without further shareholder approval. Currently (and subject to Proposal 3 described above), the Certificate of Incorporation of the Company likewise authorizes the issuance of 25 million shares of Company Common Stock and 1 million shares of Company Preferred Stock without further shareholder approval. If both Proposal 3 and Proposal 4 receive the necessary approval of stockholders, however, then prior to the Effective Time the Articles of Incorporation of Smithfield Foods Virginia will be amended to increase the number of authorized shares of Smithfield Foods Virginia Common Stock to 100 million. As a result, upon the Effective Time, the authorized common stock of the surviving corporation would be 100 million shares, thereby implementing Proposal 3 as well as Proposal 4.

         Voting Rights. Neither the Articles of Incorporation of Smithfield Foods Virginia nor the Certificate of Incorporation of the Company provide that stockholders have cumulative voting rights in the election of directors. The absence of cumulative voting allows holders of a majority of the outstanding shares of voting stock to elect the entire Board of Directors.

         The holders of Company Common Stock have the right to vote on certain business combinations to which the Company is a party or any proposed sale, lease, exchange or other disposition of all or substantially all of the property of the Company. Holders of Smithfield Foods Virginia Common Stock have the same rights with respect to business combinations and any such asset sales to which Smithfield Foods Virginia is a party. See "- - Mergers, Consolidations and Sales of Assets" below.

         Payment  of  Dividends.   Please  refer  to  "Agreement   and  Plan  of
Reincorporation - Anticipated Dividend Policy."

         Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation, however, has been diminished by depreciation in the value of its property, or by losses, to an amount that is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of the corporation cannot declare and pay out of the net profits any dividends on any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

         The ability of Smithfield Foods Virginia to pay dividends also is limited by restrictions imposed by the Virginia Stock Corporation Act on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of stockholders whose preferential rights are superior to those receiving the distribution.

         Directors. The Bylaws of the Company and Smithfield Foods Virginia each provide that the Board of Directors shall consist of 3 to 17 members. There are currently 14 directors of the Company and Smithfield Foods Virginia.

         Filling Vacancies on the Board. Vacancies on the Board of Directors of Smithfield Foods Virginia, including a vacancy resulting from an increase in the number of directors, can be filled only by the Board. A vacancy on the Board of Directors of the Company, including a vacancy resulting from an increase in the number of directors, can be filled only by the Board.

         Removal of Directors. The Certificate of Incorporation of the Company and the Articles of Incorporation of Smithfield Foods Virginia each provide that directors may be removed from office, with cause, by the affirmative vote of holders of a majority of the shares entitled to vote at an election of directors.

         Liability and Indemnification of Directors, Officers and Employees. Under the Articles of Incorporation of Smithfield Foods Virginia, the liability of officers and directors to Smithfield Foods Virginia is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

         Under the Certificate of Incorporation of the Company, the liability of directors to the Company is eliminated to the fullest extent permitted by Delaware law. Under Delaware law, the liability of a director cannot be limited or eliminated if the director engages in any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, willful or negligent misconduct in the unlawful payment of dividends or repurchase of stock, or any transaction from which the director derives an improper personal benefit.

         To the fullest extent permitted by Virginia law, Smithfield Foods Virginia's Articles of Incorporation require it to indemnify any director or officer who is made a party to any proceeding because he or she was or is a director or officer of Smithfield Foods Virginia against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Foods Virginia Articles of Incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield Foods Virginia. Similarly, "liability" is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Foods Virginia Articles of Incorporation also provide that it may, but is not obligated to, indemnify its other employees or agents. Smithfield Foods Virginia must indemnify any person who is or was serving at the written request of Smithfield Foods Virginia as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Smithfield Foods Virginia to pay reasonable expenses incurred by a director or officer of Smithfield Foods Virginia in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield Foods Virginia if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The Certificate of Incorporation of the Company also provides for indemnification of officers and directors to the fullest extent permitted by Delaware law. Under Delaware law, a Delaware corporation may indemnify any officer or director for reasonable expenses incurred in any legal proceeding if the officer or director acted in good faith and in a manner that the officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The rights of indemnification provided in Smithfield Foods Virginia's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles of Incorporation authorize Smithfield Foods Virginia to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield Foods Virginia, whether or not Smithfield Foods Virginia would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the corporation or any other legal entity at the request of the corporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Smithfield Foods Virginia pursuant to the foregoing provisions, the Company and Smithfield Foods Virginia have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Special Meetings of Stockholders. Under the Certificate of Incorporation and Bylaws of the Company, a special meeting of stockholders may be called by the Board of Directors, the Executive Committee of the Board, the Chairman of the Board or the President. The provision of the Bylaws of Smithfield Foods Virginia that addresses special meetings of stockholders is consistent with the Certificate of Incorporation and Bylaws of the Company.

         Amendment of Governing Instruments. Under Delaware law, the Certificate of Incorporation of the Company can be amended only if the amendment is approved by holders of a majority of the issued and outstanding shares of stock entitled to vote. The Articles of Incorporation of Smithfield Foods Virginia also can be amended by the vote of holders of a majority of the issued and outstanding shares of each voting group of Smithfield Foods Virginia entitled to vote.

         The Bylaws of the Company and Smithfield Foods Virginia generally may be amended by either the Board of Directors or the stockholders by a majority vote.

         APPROVAL  OF  THE  AGREEMENT  AND  PLAN  OF   REINCORPORATION   BY  THE
STOCKHOLDERS OF THE COMPANY WILL BE DEEMED TO BE APPROVAL OF THE ARTICLES OF INCORPORATION AND THE BYLAWS OF SMITHFIELD FOODS VIRGINIA BY THE STOCKHOLDERS.

         Mergers, Consolidations and Sales of Assets. Under Delaware law and the Certificate of Incorporation of the Company, a plan of merger or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of the Company must be approved by holders of a majority of the outstanding shares of each class of stock entitled to vote. Under the Articles of Incorporation of Smithfield Foods Virginia, such transactions and any share exchange in which shares of Smithfield Foods Virginia stock are acquired by another corporation must be approved by holders of a majority of the issued and outstanding shares of each voting group entitled to vote. Additionally, consistent with Virginia law, the Board of Directors of Smithfield Foods Virginia may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the stockholders on any basis, including the requirement of a greater vote than the required vote described above.

Material Virginia Laws

         The Virginia statutes described below under "Affiliated Transactions" and "Control Share Acquisitions" have the general purpose of deterring certain corporate takeovers.

         Affiliated Transactions. The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions". Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined ). A Disinterested Director is defined in the Virginia Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the stockholders must receive the higher of the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Act provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Smithfield Foods Virginia has not adopted such an amendment.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute also is designed to afford stockholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity, or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or more than 50% (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of stockholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special stockholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide stockholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to stockholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions statute also enables a corporation to make provision for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute by so providing in its Bylaws. Smithfield Foods Virginia has not adopted such a provision. Among the acquisitions specifically excluded from the statute are acquisitions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's stockholders under other provisions of the Virginia Act.

Description of Company Capital Stock

         The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock").

         Company Common Stock. Holders of Company Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Company Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Holders of Company Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Company Preferred Stock, if any. In the event of the liquidation, dissolution or winding up of the Company, the holders of Company Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Company Preferred Stock then outstanding, if any. The Company Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by the Company. The Company Common Stock currently outstanding is validly issued, fully paid and nonassessable. The Transfer Agent and Registrar for the Company Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

         Company Preferred Stock. The Board of Directors has the authority, without any vote or action by the stockholders, to issue Company Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Company Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. There are no shares of Company Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Company Preferred Stock or the issuance of shares thereunder, except pursuant to the preferred shares purchase rights plan summarized below.

         Preferred Share Purchase Rights Plan. On May 8, 1991, the Board of Directors declared a dividend distribution of one preferred share purchase right (a "Company Right") on each outstanding share of Company Common Stock pursuant to a preferred share purchase rights plan and a related Rights Agreement between the Company and the Rights Agent (currently, First Union National Bank of North Carolina) (as amended, the "Plan"). In general the number of Company Rights outstanding equals the number of shares of Company Common Stock outstanding from time to time. The Company Rights will expire on May 31, 2001 unless previously exercised or redeemed at the option of the Board of Directors for $.005 per Company Right.

         Generally, under the terms of the Plan, the Company Rights will be exercisable only if a person or group acquires 20% or more of the Company Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the Company Common Stock. Each Company Right entitles its holder to buy five ten-thousandths of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), at an exercise price of $75, subject to further adjustment. Each share of Series A Preferred Stock will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of Company Common Stock. Currently, 25,000 shares of Series A preferred Stock have been reserved.

         Under the terms of the Plan, if the Company is acquired in a merger or other business combination transaction, each Company Right will entitle its holder to purchase, at the Company Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized above) or more of the outstanding Company Common Stock, each Company Right will entitle its holder (other than such person or members of such group) to purchase, at the Company Right's then-current exercise price, a number of shares of Company Common Stock having a market value of twice such price.

Description of Smithfield Foods Virginia Capital Stock

         The authorized capital stock of Smithfield Foods Virginia consists of 25,000,000 shares of Smithfield Foods Virginia Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Smithfield Foods Virginia Preferred Stock"). As discussed herein, the rights of the holders of such capital stock are identical in all material respects to those of the holders of Company capital stock.

         Smithfield Foods Virginia Common Stock. Holders of Smithfield Foods Virginia Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Smithfield Foods Virginia Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Holders of Smithfield Foods Virginia Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Smithfield Foods Virginia Preferred Stock, if any. In the event of the liquidation, dissolution or winding up of Smithfield Foods Virginia, the holders of Smithfield Foods Virginia Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Smithfield Foods Virginia Preferred Stock then outstanding, if any. The Smithfield Foods Virginia Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by Smithfield Foods Virginia. The Smithfield Foods Virginia Common Stock which would be issued in connection with the Reincorporation will be validly issued, fully paid and nonassessable. Upon the Effective Time, the Transfer Agent and Registrar for Smithfield Foods Virginia Common Stock will be First Union National Bank of North Carolina, Charlotte, North Carolina.

         Smithfield Foods Virginia Preferred Stock. The Board of Directors has the authority, without any vote or action by the shareholders, to issue Smithfield Foods Virginia Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Smithfield Foods Virginia Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Smithfield Foods Virginia. There are no shares of Smithfield Foods Virginia Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Smithfield Foods Virginia Preferred Stock or the issuance of shares thereunder, except pursuant to the future preferred shares purchase rights plan summarized below.

         Preferred Share Purchase Rights Plan. Contemporaneously with the Effective Time, the Board of Directors of Smithfield Foods Virginia intends to consider and adopt an appropriate preferred share purchase rights plan which will be identical in all material respects to the Company's Plan. Pursuant to such plan, Smithfield Foods Virginia would issue rights corresponding in all material respects to the Company's Rights. The plan to be adopted by Smithfield Foods Virginia will be governed by Virginia law.

Recommendation

         Management and the Board of Directors of the Company believe the Agreement is in the best interests of the Company's stockholders and recommend a vote FOR the Agreement.


                                   PROPOSAL 5

                                 RATIFICATION OF
                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 3, 1998, and is submitting this matter to the stockholders for their ratification. Arthur Andersen LLP has served as the Company's independent public accountants since 1981. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

         In the event the proposal to ratify the selection of Arthur Anderson LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 1998 to stand unless the Board of Directors finds other reasons for making a change.

         The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 3, 1998.


                                  OTHER MATTERS

         The Board of Directors does not know of any matter to be brought before the Meeting, other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by March 31, 1998. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 27, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 900 DOMINION TOWER, 999 WATERSIDE DRIVE, NORFOLK, VIRGINIA 23510, ATTENTION:
AARON D. TRUB, SECRETARY.


                                  BY ORDER OF THE BOARD OF DIRECTORS,

                                  AARON D. TRUB
                                  SECRETARY

JULY 28, 1997

                                                                       EXHIBIT A

                AGREEMENT AND PLAN OF REINCORPORATION AND MERGER
                                     BETWEEN
                             SMITHFIELD FOODS, INC.
                            (A DELAWARE CORPORATION)
                                       AND
                         SMITHFIELD FOODS VIRGINIA, INC.
                            (A VIRGINIA CORPORATION)


           This Agreement and Plan of Reincorporation and Merger ("Agreement") is made and entered into as of July 28, 1997 by and between SMITHFIELD FOODS, INC., a Delaware Corporation ("Smithfield Foods Delaware"), and SMITHFIELD FOODS VIRGINIA, INC., a Virginia corporation ("Smithfield Foods Virginia").

                                    RECITALS

           1. The Board of Directors of Smithfield Foods Delaware has determined that it is in the best interests of Smithfield Foods Delaware and its stockholders for Smithfield Foods Delaware to change its state of incorporation;

           2. Smithfield Foods Delaware has caused Smithfield Foods Virginia to be organized under Virginia law to facilitate the reincorporation of Smithfield Foods Delaware in Virginia; and

           3. The reincorporation will be effected by a merger under Delaware and Virginia law of Smithfield Foods Delaware with and into Smithfield Foods Virginia in which each share of common stock of Smithfield Foods Delaware is converted into one share of common stock of Smithfield Foods Virginia; and

           4. The respective Boards of Directors of Smithfield Foods Delaware and Smithfield Foods Virginia have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

           NOW, THEREFORE, Smithfield Foods Delaware and Smithfield Foods Virginia do hereby agree as follows:

           1. THE MERGER. Subject to the terms and conditions hereof, Smithfield Foods Delaware shall be merged with and into Smithfield Foods Virginia in accordance with the Virginia Stock Corporation Act and the Delaware General Corporation Law (the "Merger"). Smithfield Foods Virginia shall be the surviving corporation. Smithfield Foods Virginia shall succeed to and acquire all of the assets and assume all of the liabilities (each, without limitation or modification, whatsoever) of Smithfield Foods Delaware. The Merger shall become effective when certificates of merger issued by the State Corporation Commission of Virginia and by the Secretary of the State of Delaware shall have become effective (the "Effective Time"). At the Effective Time the separate corporate existence of Smithfield Foods Delaware shall cease, and the Merger shall have the effects stated in
Section 13.1-721 of the Virginia Stock Corporation Act. At the Effective Time or as soon thereafter as possible, Smithfield Foods Virginia's corporate name shall become Smithfield Foods, Inc.

           2. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Smithfield Foods Virginia in effect immediately prior to the consummation of the Merger shall be the Articles of Incorporation and Bylaws of the surviving corporation and shall remain in effect following the Effective Time until amended or repealed.

           3. CONVERSION OF SHARES; CANCELLATION OF CERTAIN SHARES. At the Effective Time, each share of common stock, par value $0.50 per share, of Smithfield Foods Delaware ("Smithfield Foods Delaware Common Stock") issued and outstanding immediately prior to the Effective Time, by operation of law, shall be automatically converted into one share of common stock, par value $0.50 per share of Smithfield Foods Virginia ("Smithfield Foods Virginia Common Stock"). No other property, shares, other securities or considerations of any type will be distributed or issued in connection with or as a result of the Merger. Also at the Effective Time, each share of Smithfield Foods Virginia Common Stock outstanding immediately prior to the Effective Time shall be cancelled, without payment of any consideration therefor. Each stock certificate that represents shares of Smithfield Foods Delaware Common Stock, after the Effective Time, shall represent the same number of shares of Smithfield Foods Virginia Common Stock. Stockholders will not be required to surrender stock certificates.

           4. EMPLOYEE AND DIRECTOR STOCK PLANS. At the Effective Time, all stock option and stock-based compensation plans of Smithfield Foods Delaware (the "Smithfield Foods Delaware Plans") shall automatically be continued as and become plans of Smithfield Foods Virginia ("Smithfield Foods Virginia Plans"). At the Effective Time, there shall be substituted for the options granted under Smithfield Foods Delaware Plans ("Old Options"), new options ("New Options") under Smithfield Foods Virginia Plans without any action on the part of optionees, and each New Option shall be for the same number of shares of Smithfield Foods Virginia Common Stock, exercisable at the same price and subject to the same terms and conditions as each Old Option was with respect to Smithfield Foods Delaware Common Stock. The substitution of New Options for Old Options shall be done in accordance with the provisions of Section 425(a) of the Internal Revenue Code of 1986. Under the Smithfield Foods Virginia Plans, Smithfield Foods Virginia shall assume all of the rights and obligations of Smithfield Foods Delaware under the Smithfield Foods Delaware Plans.

           At the Effective Time, Smithfield Foods Virginia shall be deemed to have reserved and authorized the issuance of the number of shares of Smithfield Foods Virginia Common Stock under Smithfield Foods Virginia Plans that is equal to the number of shares of Smithfield Foods Delaware Common Stock approved for issuance under Smithfield Foods Delaware Plans that

Smithfield Foods Delaware has not issued under Smithfield Foods Delaware Plans prior to the Effective Time.

           At the Effective Time, all rights to purchase, sell or receive Smithfield Foods Delaware Common Stock and all rights to elect to make payment in Smithfield Foods Delaware Common Stock under any agreement between Smithfield Foods Delaware and any director, officer or employee thereof or under any plan or program of Smithfield Foods Delaware shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Smithfield Foods Virginia Common Stock and an identical right to make payment in Smithfield Foods Virginia Common Stock under any such agreement between Smithfield Foods Delaware and any director, officer or employee thereof or under such plan or program of Smithfield Foods Delaware.

           5. CONDITIONS TO THE MERGER. The Merger shall not be consummated unless the following conditions have been satisfied:

                     (a) Holders of the issued and outstanding shares of Smithfield Foods Delaware Common Stock shall have approved this Agreement in accordance with Delaware law and the Certificate of Incorporation of Smithfield Foods Delaware, and the sole shareholder of Smithfield Foods Virginia shall have approved this Agreement, in accordance with Virginia law. Neither of such approvals shall have been revoked at or prior to the Effective Time.

                     (b) If, in the opinion of counsel to Smithfield Foods Virginia, such registration is required, Smithfield Foods Virginia Common Stock to be issued to the holders of Smithfield Foods Delaware Common Stock pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933 and such registration shall not be suspended at the Effective Time. Further, to the extent required in the opinion of legal counsel for Smithfield Foods Virginia, Smithfield Foods Virginia shall have complied with all applicable securities law of states and other jurisdictions relating to such issuance of Smithfield Foods Virginia Common Stock.

                     (c) Any and all approvals or consents shall have been obtained from any governmental agency having jurisdiction, and from other third parties that are, in the opinion of legal counsel for Smithfield Foods Delaware or Smithfield Foods Virginia, required for the lawful consummation of the Merger and the issuance and delivery of Smithfield Foods Virginia Common Stock as contemplated by this Agreement and such approvals or consents and shall not have been revoked.

                     (d) Smithfield Foods Delaware and Smithfield Foods Virginia shall have received, with respect to federal income taxes, either (i) a ruling from the Internal Revenue Service, or (ii) an opinion from McGuire, Woods, Battle & Boothe, L.L.P., in either case acceptable in form, qualification and substance to Smithfield Foods Delaware and Smithfield Foods Virginia and their legal counsel, to the effect that:

                               (1) The Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that Smithfield Foods Delaware and Smithfield Foods Virginia each will qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                               (2) No gain or loss will be recognized by the stockholders of Smithfield Foods Delaware upon the exchange of their Smithfield Foods Delaware Common Stock solely for Smithfield Foods Virginia Common Stock pursuant to the Merger;

                               (3) No gain or loss will be recognized by Smithfield Foods Virginia as a result of the Merger;

                               (4) The aggregate basis of Smithfield Foods Virginia Common Stock received by each stockholder of Smithfield Foods Delaware in the Merger will be equal to the aggregate basis of Smithfield Foods Delaware Common Stock surrendered in exchange therefor; and

                               (5) The holding period of Smithfield Foods Virginia Common Stock received by each stockholder of Smithfield Foods Delaware in the Merger will include the period during which the stockholder held his Smithfield Foods Delaware Common Stock exchanged therefor, provided that such Smithfield Foods Delaware Common Stock is held as a capital asset on the date of the Merger.

           6. ABANDONMENT OF AGREEMENT. This agreement may be abandoned unilaterally by Smithfield Foods Delaware or by Smithfield Foods Virginia at any time before the Effective Time in the event that (a) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Agreement which shall make consummation of the transactions contemplated hereby inadvisable in the opinion of Smithfield Foods Delaware or Smithfield Foods Virginia, respectively, or (b) for any other reason consummation of the transactions contemplated hereby is inadvisable in the opinion of Smithfield Foods Delaware or Smithfield Foods Virginia, in its respective sole judgment. Such abandonment shall be effected by written notice by Smithfield Foods Delaware or Smithfield Foods Virginia to the other party hereto, authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of Smithfield Foods Delaware or Smithfield Foods Virginia or the directors, officers, employees, agents or stockholders of any of them. In the event of abandonment of this Agreement, Smithfield Foods Delaware shall pay the fees and expenses incurred by itself and Smithfield Foods Virginia in connection with this Agreement and the Merger.

           7. AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Section 3 hereof relating to the consideration to be exchanged for shares of Smithfield Foods Delaware Common Stock shall not be amended after the stockholders of Smithfield Foods Delaware have considered and approved this Agreement so as to decrease the amount or change the form of such consideration without the further approval of such stockholders.

           8. COUNTERPARTS. This Agreement may be executed in one or more counterparts.

           9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Virginia, without regard to the conflicts of law principles thereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        SMITHFIELD FOODS, INC.
                                        (a Delaware corporation)


                                        By:____________________________________
                                        Name:
                                        Title:


                                        Attest: _______________________________
                                                  Aaron D. Trub
                                                  Secretary

                                        SMITHFIELD FOODS VIRGINIA, INC.
                                        (a Virginia corporation)



                                        By:____________________________________
                                        Name:
                                        Title:




                                        Attest: _______________________________
                                        Name:
                                        Title:    Secretary

                                                                       EXHIBIT B


                                     FORM OF
                         SMITHFIELD FOODS VIRGINIA, INC.
                            ARTICLES OF INCORPORATION


                                    ARTICLE I
                                      NAME


           The name of the Corporation is Smithfield Foods Virginia, Inc.

                                   ARTICLE II
                                     PURPOSE


           The Corporation shall have the power to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.



                                   ARTICLE III
                                AUTHORIZED SHARES



3.1 Number and Designation. The aggregate number and designation of shares which the Corporation shall have the authority to issue and the par value per share are as follows:

           Class                Number of Shares         Par Value
           -----                ----------------         ---------
           Preferred                1,000,000
           Common                  25,000,000*             $0.50

           ------------

           *100,000,000 if Proposal 3 is approved and implemented.

3.2 Preemptive Rights. No holder of outstanding shares of any class shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into or exchangeable for any such shares or into warrants, rights or options to purchase any such shares.

3.3  Shareholder Approval.
           An amendment to the Articles of Incorporation of the Corporation shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action. Subject to the right of holders of any series of Preferred Stock to elect or remove directors under specified circumstances, at a special meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; provided, however, that this sentence shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

                                   ARTICLE IV
                                PREFERRED SHARES



4.1 Issuance in Series. The Board of Directors is authorized to issue the Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorpo ration of the Corporation setting forth:

                     (i) The maximum number of shares in the series and the designation of the series, which designation shall distin guish the shares thereof from the shares of any other series or class;

                     (ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

                     (iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a share holder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

                      (iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

                     (v) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                     (vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolutuion or winding up of the affairs of the Corporation; and

                    (vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not incon sistent with the provisions of this Section 4.1.

           4.2 Articles of Amendment. Before the issuance of any shares of a series, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

                                    ARTICLE V
                                  COMMON SHARES


5.1 Voting Rights. The holders of outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limita tion, except (i) as otherwise provided in the Articles of Amend ment establishing any series of Preferred Shares or (ii) as may be required by law.

           5.2 Distributions. Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to divi dends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Shares shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                                   ARTICLE VI
                     REGISTERED OFFICE AND REGISTERED AGENT


           The address of the initial registered office of the Corpo ration, which is located in the City of Norfolk, Virginia, is 999

Waterside Drive, Suite 900, Norfolk, Virginia 23510. The initial registered agent of the Corporation is Michael H. Cole, whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

                                   ARTICLE VII
                     LIMIT ON LIABILITY AND INDEMNIFICATION

7.1 Definitions. For purposes of this Article the following definitions shall apply:

                       (i) "Corporation" means this Corporation only and no predecessor entity or other legal entity;

                      (ii) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

                     (iii) "liability" means the obligation to pay a judg ment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

                      (iv) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enter prise;

                       (v) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

                      (vi) "proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

           7.2 Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimi nation of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

           7.3 Indemnification of Directors and Officers. The Corpo ration shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corpo ration while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceed ing except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 7.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a deter mination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.3.

           7.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.3, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnifi cation is made, or as otherwise provided by law. No person's rights under Section 7.3 of this Article shall be limited by the provisions of this Section 7.4.

           7.5 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation.
Indemnification pursuant to this Article shall not be exclusive of any other right of indemnifi cation to which any person may be entitled, including indemni fication pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemni fication by the Corporation to the extent such person is indem nified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdic tion, the invalidity shall not affect other provisions or appli cations of this Article, and to this end the provisions of this Article are severable.

           7.6 Amendments. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

Dated: July __, 1997

                                   By:____________________________________
                                        Sam Young Garrett, Incorporator

                             SMITHFIELD FOODS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints Joseph W. Luter, III, Richard J. Holland, Aaron D. Trub, and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 28, 1997 or any adjournments thereof.

1.  ELECTION OF DIRECTORS:                (   )     FOR all nominees listed        (   )   WITHHOLD AUTHORITY to
                                                    (except as indicated to the            vote for all nominees listed below
                                                    contrary below)

Joseph W. Luter, III         Robert L. Burrus, Jr.         F.  J. Faison, Jr.         Joel W. Greenberg
Cecil W. Gwaltney            George E. Hamilton, Jr.       Richard J. Holland         Roger R. Kapella
Lewis R. Little              H. Gordon Maxwell, III        Wendell H. Murphy          William H. Prestage
Joseph B. Sebring            Aaron D. Trub

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
    THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

2. PROPOSAL TO APPROVE THE 1998 INCENTIVE BONUS PLAN applicable to the Company's Chief Operating Officer:

          (    )   FOR          (    ) AGAINST         (    )   ABSTAIN

3. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION to increase the number of authorized shares of Common Stock:

         (    )   FOR          (    ) AGAINST         (    )   ABSTAIN

4. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REINCORPORATION AND MERGER to change the Company's state of incorporation from Delaware to Virginia:

         (    )   FOR          (    ) AGAINST         (    )   ABSTAIN

5. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Company's independent public accountants for the fiscal year ending May 3, 1998:

         (    )   FOR          (    ) AGAINST         (    )   ABSTAIN

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

                                Dated                               , 1997

                                PLEASE SIGN EXACTLY AS NAME
                                APPEARS AT LEFT. WHEN SIGNING AS
                                ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                TRUSTEE, GUARDIAN, ETC., GIVE FULL
                                TITLE AS SUCH.

                                Please mark, sign, date and return the proxy card using the enclosed envelope